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                                                                     EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT OF
                          ARTICLES OF INCORPORATION OF
                           GENELABS TECHNOLOGIES, INC.

                  Irene A. Chow and Heather C. Keller certify that:

                  1. They are the Chief Executive Officer and Secretary, respectively, of Genelabs Technologies, Inc., a California corporation.

                  2. The THIRD Article of the Articles of Incorporation of this corporation is amended to read as follows:

                  THIRD: This corporation is authorized to issue two classes of shares of stock designated respectively "Common Stock" and "Preferred Stock," both of which shall have no par value. The number of shares of Common Stock that the corporation is authorized to issue is 125,000,000 and the number of shares of Preferred Stock that the corporation is authorized to issue is 4,990,000.

                  The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

                  3. The foregoing Amendment of Articles of Incorporation has been duly approved by the required vote of the holders of Common Stock pursuant to Section 903 of the California Corporations Code. The total number of outstanding shares of Common Stock as of the record date for the vote, April 15, 2003, is 53,393,104. No shares of Preferred Stock are outstanding. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common Stock.

                  We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: June 11, 2003
                                                      /s/ IRENE A. CHOW
                                           -------------------------------------
                                                          Irene A. Chow
                                                      Chief Executive Officer

                                                      /s/ HEATHER C. KELLER
                                           -------------------------------------
                                                      Heather C. Keller
                                                          Secretary